Exhibit 99(d)


                                   ASSIGNMENT

     For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby assign all right, title and interest in and to the tradename "FreedomFlask," and the URL "www.freedomflask.com" to Practical Plastics, Inc., a Nevada corporation.


By: /s/ Jonathan A. Firestein
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    Jonathan A. Firestein